Exhibit 99.1

Town Sports International Holdings, Inc. Adopts Stockholder Rights Plan

NEW YORK—(BUSINESS WIRE)— Town Sports International Holdings, Inc. (the “Company”) (Nasdaq:Club), announced today that its Board of Directors has adopted a stockholder rights plan and declared a dividend distribution of one preferred share purchase right on each outstanding share of the Company’s common stock.

Over the past several months, a group of investors has accumulated a significant position (according to their filings with the SEC, approximately 26%) of the outstanding shares of the Company’s common stock. Last week, in connection with rejecting the Company’s offer to provide these investors representation on the Board, the investor group sent a letter to the Company demanding a majority of the seats on the Board, a copy of which letter is attached hereto. In conversations with Thomas J. Galligan III, the Company’s Chairman of the Board the investor group suggested other actions that the Board felt were inconsistent with its obligations to other stakeholders of the Company. In light of the investor group’s threats and actions, the Board has adopted the rights plan.

Mr. Galligan said: “We have always prided ourselves on a strong relationship with our investors and we look forward to continuing to engage in constructive dialogue with our investors regarding all avenues for enhancing and delivering value to our stockholders. Consistent with this approach, this rights plan is designed to protect the interests of all of our stockholders, which includes the significant interest held by management and the Board, against any coercive takeover tactics to gain control of the Company that would deprive our stockholders of a control premium.”

Robert Giardina, the Company’s Chief Executive Officer, added, “We continue to make solid operating progress and believe we are on the right path to maximizing long-term shareholder value. In August 2014, we commenced rolling out the high-value low-price (“HVLP”) model, and we already are seeing positive trends in guest traffic, membership levels, and increased cash flow. We are excited about these results and as a result have accelerated the roll-out of the HVLP model from 60 clubs (as announced in our last earnings call) to 71 clubs as of December 31, 2014. We continue to believe this strategy best addresses our changing industry while leveraging our position as one of the largest and most well known health and fitness brands in the Northeast United States.”

The stockholder rights plan does not prevent the investor group from engaging in a proxy contest, but rather, if it wants control of the Board, it must submit its plans for the Company directly to all stockholders. The rights plan also will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover. The rights plan contains an exception for offers that meet certain requirements that are made for all of the shares of common stock of the Company and that treat all stockholders equally.

Consistent with the Company’s commitment to good corporate governance, the rights will be submitted for stockholder approval at the Company’s 2015 annual meeting of stockholders and if not approved by a majority of the shares eligible to vote (other than those shares owned by the investor group) will expire immediately; and if approved at the meeting, will expire in June 2016.

The rights will be exercisable if any person or group acquires beneficial ownership of 20% or more of the common stock of the Company, provided with respect to any person or group that already owns 20% or more (such as the current investor group) the rights will be exercisable only if its beneficial ownership increases. If the rights become exercisable, all rights holders (other than the person or group triggering the rights) will be entitled to acquire, upon exercise, common stock of the Company having a value equal to two times the exercise price of the right.

The dividend distribution will be made on January 12, 2015 payable to stockholders of record on that date, and is not taxable to shareholders.

The full text of the stockholders rights plan will be filed with the Securities and Exchange Commission.

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 158 fitness clubs as of September 30, 2014, comprising 107 New York Sports Clubs, 28 Boston Sports Clubs, 15 Washington Sports Clubs (two of which are partly-owned), five Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 479,000 members.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

PW PARTNERS ATLAS FUNDS, LLC

141 W. Jackson Blvd, Suite 300

Chicago, IL 60604

312-347-1709

December 22, 2014

BY EMAIL

Thomas J. Galligan III

Town Sports International Holdings, Inc.

5 Penn Plaza (4th Floor)

New York, New York 10001

Re: Town Sports International Holdings, Inc.

Dear Tom:

As the owners of over 25% of the outstanding shares of Town Sports, PW Partners Atlas Funds and HG Vora Capital Management have a vested interest in ensuring that the Board of Directors takes all necessary action to maximize value for all shareholders. We appreciate the time you have taken to discuss our views on various initiatives available to the Board to unlock this value at Town Sports. We also discussed meaningful representation on the Board, which we believe would be prudent and appropriate for shareholders of our size. To be clear, we never asked for just one Board seat (or any other specific number of seats). So there is no confusion going forward, we are prepared to nominate a slate of six highly-qualified director nominees for election at the upcoming annual meeting. However, in the interest of coming to an amicable and efficient resolution, we would be willing to settle on four Board seats (with no increase in the current size of the Board), subject to agreeing on which three incumbent directors would remain on the Board.

We look forward to your prompt response given the approaching nomination deadline.

Sincerely, Patrick Walsh PW PARTNERS ATLAS FUNDS, LLC Managing Member

Contacts

Investor Contact:

212-246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

203-682-8200

farah.soi@icrinc.com

Source: Town Sports International Holdings, Inc.